Exhibit 10.22.1
AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT
     AGREEMENT, dated as of the 1st day of November, 2010, by and between Fortegra Financial Corporation, a Georgia corporation (the “Company”), and Richard S. Kahlbaugh, a resident of Ponte Vedra Beach, Florida (the “Executive”).
     WHEREAS, the Company and the Executive have entered into an Executive Employment and Non-Competition Agreement, dated as of March 7, 2007 (the “Original Agreement”);
     WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be substantially available to the Company on a continued basis; and
     WHEREAS, the Company and the Executive desire to amend the Original Agreement in order to provide for additional benefits to the Executive and to provide for the continued service of the Executive;
     NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises contained herein and in the Original Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
     Section 1. Amendment. The parties hereby amend the Original Agreement to insert at the end of Section 5.03 of the Original Agreement:
“The company will pay the reasonable cost of an executive health review by Dr. Eye or a physician of Executive’s choice on an annual basis. In order to encourage the health and wellness of Executive, the Company will reimburse Executive for reasonable medical, physical fitness and wellness related expenses incurred by Executive, including such expenses incurred while Executive is travelling for business, to the extent such expenses are not otherwise covered by Company’s health and medical plans. In addition, business entertainment expenses as well as two golf memberships with the Ponte Vedra Inn & Club and Hamilton Farm Golf Club for the purpose of business entertainment for customers will be paid for by the Company.”
     Section 2. Entire Agreement. All other terms and provisions of the Original Agreement not in conflict with this amendment shall remain unchanged and in effect. The Original Agreement as amended hereby contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements among the parties.
     Section 3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
     Section 4. Governing Law. This Agreement shall be construed under and enforced in accordance with the internal laws of the State of Florida.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

FORTEGRA FINANCIAL CORPORATION
By:	/s/ John G. Short
Name:	John G. Short
Title:	Secretary

EXECUTIVE

/s/ Richard S. Kahlbaugh
Name: Richard S. Kahlbaugh